Exhibit 4.2
FIRST AMENDMENT TO RIGHTS AGREEMENT
     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (“Amendment”), dated as of the 21st day of May, 2008, by and between Merge Healthcare Incorporated f/k/a Merge Technologies Incorporated, a Wisconsin corporation (the “Company”), and American Stock Transfer & Trust Co. as rights agent (the “Rights Agent”), constitutes the First Amendment to the Rights Agreement, dated as of September 6, 2006, by and between the Company and the Rights Agent. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, the Company and its subsidiaries and Merrick RIS, LLC, a Delaware limited liability company (“Buyer”) have proposed to enter into a Securities Purchase Agreement to be dated as of the date hereof (the “Purchase Agreement”);
     WHEREAS, the Company desires to amend the Rights Agreement to render it inapplicable to the purchase by Buyer of shares of Common Stock pursuant to the Purchase Agreement and the other transactions contemplated by the Purchase Agreement;
     WHEREAS, the Company deems the Amendment to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment;
     WHEREAS, no Person has become an Acquiring Person;
     WHEREAS, Section 27 of the Rights Agreement provides that prior to such time as any Person becomes an Acquiring Person, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company, subject to certain limitations provided therein; and
     WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and hereby directs the Rights Agent to execute this Rights Amendment.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. The Rights Agreement is hereby amended by:
          (a) Adding the following sentence at the end of the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement:
“Notwithstanding any of the terms of the foregoing definition, none of Michael Ferro, Merrick or his or its Affiliates or Associates shall be deemed to be an “Acquiring Person” for any purposes of this Agreement unless such persons in the aggregate shall become the Beneficial Owner of more than 40% of the Common Shares of the Company other than as a result of (A) action by the Company or any other stockholders not caused, directly or indirectly, by such Persons, (B) as a result of an acquisition of Common Shares by the Company, which by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Persons or (C) the purchase or the right to purchase by such Persons of newly issued shares of Common Stock of the Company, pursuant to the preemptive right contained in the Purchase Agreement.
          (b) Adding the following subsections at the end of Section 1:
          (o) “Merrick” shall mean Merrick RIS, LLC a Delaware limited liability company.
          (r) “Purchase Agreement” shall mean the Securities Purchase Agreement, dated May 21, 2008 by and among Merrick, the Company and those subsidiaries of the Company listed on the Schedule of Subsidiaries attached thereto.
          (c) Adding the following sentence at the end of the definition of “Distribution Date” in Section 3(a) of the Rights Agreement:
“Notwithstanding any of the terms of the foregoing definition, no “Distribution Date” will occur as a result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Purchase Agreement, (ii) the public announcement of such approval, execution, delivery or performance of the Purchase Agreement or (iii) the consummation of the transactions contemplated by the Purchase Agreement.”
          (d) Adding the following sentence at the end of the definition of “Shares Acquisition Date” in Section 1(m) of the Rights Agreement:
“Notwithstanding any of the terms of the foregoing definition, no “Shares Acquisition Date” will occur as a result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Purchase Agreement, (ii) the public announcement of such approval, execution, delivery or performance of the Purchase Agreement or (iii) the consummation of the transactions contemplated by the Purchase Agreement.”
     2. The term “Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Amendment, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.
     3. This Amendment shall constitute a certificate from an appropriate officer of the Company that this Amendment satisfies the terms of Section 27 of the Rights Agreement, and the Company hereby directs American Stock Transfer & Trust Co., in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.
     4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed entirely within such State.
     6. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed as of the date first above written.

COMPANY:

MERGE HEALTHCARE INCORPORATED

By:	/s/ Kenneth D. Rardin

Name:	Kenneth D. Rardin
Its:	Chief Executive Officer

RIGHTS AGENT:

AMERICAN STOCK TRANSFER & TRUST CO.

By:	/s/ Herbert J. Lemmer

Name:	Herbert J. Lemmer
Its:	Vice President
[Signature Page—Amendment to Rights Agreement]